EXHIBIT 15.1

April 29, 2020

Securities and Exchange Commission

Division of Corporate Finance

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read the information required by Item 16F of Form 20-F dated April 29, 2020 of Shinhan Financial Group Co., Ltd. and confirm that we agree with the statements concerning our Firm made under Item 16F “Change in Registrant’s Certifying Accountant” therein. We are not in a position to agree or disagree with the other statements contained therein.

Yours sincerely,

/s/ KPMG Samjong Accounting Corp.